UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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QAD Inc.
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QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000

May 1, 2018

To All QAD Inc. Stockholders:

On behalf of the Board of Directors of QAD Inc., I cordially invite you to attend the Annual Meeting of Stockholders of QAD to be held at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, on Monday, June 11, 2018 at 8:00 a.m. local time. We will be using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. On or about May 1, 2018, we will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record as of April 16, 2018, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice will include instructions on how to access an electronic copy of our proxy materials, including the proxy statement, our 2018 Annual Report on Form 10-K, and instructions with respect to how to vote your shares, as well as instructions on how to request a printed copy of our proxy materials. Details regarding the business to be conducted at the Annual Meeting are described in the Notice and proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible to ensure your representation at the annual meeting. Please review the instructions on the Notice regarding voting, as well as the question and answer section in the first part of this proxy statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Karl F. Lopker

Karl F. Lopker

Chief Executive Officer

QAD INC.
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	8:00 a.m. local time on June 11, 2018

PLACE:	QAD Inc. 100 Innovation Place Santa Barbara, CA 93108

ITEMS OF BUSINESS:	(1)	To elect five directors to serve until the next Annual Meeting of Stockholders;
	(2)	To approve, on a non-binding advisory basis, the compensation paid to our Named Executives; and
	(3)	To transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on the record date of April 16, 2018.

VOTING BY PROXY:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

MEETING ADMISSION:

You are entitled to attend the Annual Meeting only if you are a stockholder of record as of the close of business on April 16, 2018, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of QAD stock on the record date. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 11, 2018. The proxy materials, including this proxy statement and our Annual Report on Form 10-K, are available on the following website: www.proxyvote.com/

By Order of the Board of Directors

/s/ Daniel Lender

Daniel Lender

Corporate Secretary

Santa Barbara, California
May 1, 2018

QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000

PROXY STATEMENT

We are providing these proxy materials in connection with the QAD Inc. 2018 Annual Meeting of Stockholders (the “Annual Meeting”). The Notice of Internet Availability of Proxy Materials (the “Notice”), this proxy statement and the accompanying proxy card or voting instruction card, including an Internet link to our previously filed 2018 Annual Report on Form 10-K, were first made available to stockholders on or about May 1, 2018. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

FREQUENTLY ASKED QUESTIONS

What is a “proxy”?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Karl F. Lopker and Pamela M. Lopker have each been designated as proxies for the Annual Meeting.

Who is soliciting my vote?

The Board of Directors of QAD Inc. (“QAD” or the “Company”) is soliciting your vote at the Annual Meeting.

What is the purpose of the Annual Meeting?

You will be asked to:

•	Vote to elect five directors as nominated;

•	Approve, on a non-binding advisory basis, the compensation paid to our Named Executives as defined below; and

•	Transact any other business that may properly come before the meeting.

What are the Board of Directors’ recommendations?

Matter	Board Vote Recommendation
Election of Directors	FOR EACH DIRECTOR NOMINEE
Advisory vote on executive compensation	FOR APPROVAL

Who can attend the Annual Meeting?

Only stockholders as of the record date, and any stockholder’s spouse or duly appointed proxy, may attend. No guests will be allowed to attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

All stockholders who owned QAD common stock at the close of business on April 16, 2018, the record date for the Annual Meeting, who attend, or their duly appointed proxies, may vote at the Annual Meeting.

What do I need to be admitted to the Annual Meeting?

In order to be admitted to the Annual Meeting, a stockholder must present photo identification, such as a driver’s license, and proof of ownership of QAD stock on the record date, such as the Notice, a brokerage statement or letter from a bank or broker indicating ownership on the record date, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

We are permitted to furnish proxy materials, including this proxy statement and our 2018 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. We believe that this process provides a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing proxy materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote and how to request paper copies of the proxy materials.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

Stockholders who previously elected to access proxy materials over the Internet will not receive the Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please go to the website provided on your proxy card or voting instruction card and follow the instructions.

What are my voting rights?

You have one-twentieth (1/20th) of a vote for each share of QAD Class A common stock you owned at the close of business on the record date and one (1) vote for each share of QAD Class B common stock you owned at the close of business on the record date, provided each share was either held directly in your name as the stockholder of record or held for you as the beneficial owner through a broker, bank or other nominee (“Nominee”). There is no cumulative voting available in connection with the election of directors.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a Nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with QAD’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and this Notice or the proxy materials are being sent directly to you by QAD. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a Nominee, you are considered the beneficial owner of the shares which are held in “street name” and these proxy materials are being forwarded to you by your Nominee, who is considered the stockholder of record with respect to these shares. As the beneficial owner, you have the right to direct your Nominee on how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your Nominee.

How many votes can be cast by all stockholders?

On the record date, we had 16,162,794 shares of Class A common stock outstanding and entitled to vote with 808,139 votes and 3,261,149 shares of Class B common stock outstanding and entitled to vote with 3,261,288 votes, for a total of 4,069,288 votes that may be cast.

How many votes must be present to hold the Annual Meeting?

A majority of the voting power of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, vote by telephone or vote via the Internet, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (“broker non-votes”) are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect director nominees?

Directors are elected by a plurality of the votes cast. That means the five (5) individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected. If you withhold authority to vote with respect to the election of some or all of the nominated directors, your shares will not be voted with respect to those nominated directors indicated. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominated directors. Abstentions and broker non-votes will also have no effect on the vote.

How many votes are required to adopt the other proposals?

All other proposals will be approved if such proposals receive the affirmative vote of a majority of the votes cast on the matter. If your shares are represented at the Annual Meeting, but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. Broker non-votes will be counted as present for purposes of establishing a quorum, but will not have any effect on the outcome of these proposals because they are not treated as votes cast.

Your vote on Proposal 2 (vote on executive compensation) is advisory, which means the result of the vote is non-binding on the Company. Although the vote is non-binding, the Compensation Committee of the Board values the opinions of QAD’s stockholders and will review and consider the voting results when making future decisions regarding executive compensation.

Is my vote confidential?

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy. Your vote will not be disclosed to anyone, other than the independent tabulator, without your consent.

Who will count the votes and where can I find the voting results?

Broadridge Financial Solutions, Inc. will tabulate the voting results. We will announce the preliminary voting results at the Annual Meeting and will publish the results by filing a current report on Form 8-K with the SEC within four business days of the Annual Meeting.

What if I don’t provide a proxy or, do provide a proxy, but don’t give specific voting instructions?

If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon, proxies will be voted in accordance with applicable rules, laws and regulations as follows:

Stockholder of Record. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our Annual Meeting and your shares will not be counted for purposes of determining a quorum. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you return a signed proxy card, but do not indicate how you wish to vote, then to the extent you did not specify a choice, your shares will be voted:

•	in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement; and

•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

 If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owner. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If you are a beneficial owner and you do not return a proxy, or you do provide a proxy, but you fail to specify your voting instructions, your broker may in some cases vote the shares in the broker’s discretion. However, brokers are precluded from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Brokers cannot vote on Proposals 1 and 2 without instructions from the beneficial owners. If you are a beneficial owner and do not instruct your broker how to vote on the election of directors, your broker will not vote for you. Broker non-votes will not affect the outcome of the vote on Proposal 1 as long as a quorum is present. Broker non-votes will not have an effect on Proposal 2 as long as a majority of the shares represented and voting at the meeting cast their votes in favor of these proposals.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Even if you voted by telephone or on the Internet or if you signed and delivered the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote any time before it is exercised by giving written notice to the Corporate Secretary specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or by timely delivery of a valid, later-dated proxy or by voting in person by ballot at the Annual Meeting.

What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy cards and voting instruction cards you receive.

How do I vote?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you requested printed materials and choose to vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on June 10, 2018.

Vote on the Internet. If you are a stockholder of record, you may submit your proxy by going to www.proxyvote.com and following the instructions provided in the Notice. If you requested printed proxy materials, you may follow the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded.

Vote by Telephone. If you are a stockholder of record, you can also vote by telephone by dialing 1-800-690-6903. If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Have your Notice, proxy card or voting instruction card in hand when you call.

Vote by Mail. If you have requested printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a stockholder of record, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

Who pays for the solicitation of proxies?

QAD will bear the expense of printing and mailing Notices and proxy materials. In addition to the solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request Nominees who hold shares of common stock in their names to furnish Notices and proxy material to beneficial owners of the shares. We will reimburse such Nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Are there any other matters to be voted on at the Annual Meeting that are not included in the proxy?

We are not currently aware of any other business to be acted upon at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, your proxy will have the right, in his or her discretion, to vote or act on those matters according to the proxy’s best judgment.

Adjournment may be approved by the holders of shares representing a majority of votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

Exemptions for a Controlled Company Election

The NASDAQ Stock Market has established specific exemptions from its listing standards for controlled companies, i.e., companies of which more than 50% of the voting power is held by an individual, a group or another entity. QAD is a controlled company by virtue of the fact that Ms. Pamela M. Lopker, President and Chairman of the Board, and Mr. Karl F. Lopker, Chief Executive Officer (“CEO”) and Director, jointly control the majority of votes in QAD’s stock. Please see “Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners” beginning on page 16 of this proxy statement for additional information.

The Company has elected to rely upon certain of the exemptions provided in the rules for a controlled company. Specifically, the Company will rely on exceptions to the requirements that listed companies (i) have a majority of independent directors or a compensation committee comprised solely of independent directors, (ii) select, or recommend for the Board’s selection, director nominees by a majority of independent directors or a nominating committee comprised solely of independent directors, (iii) determine officer compensation by a compensation committee comprised solely of independent directors or by a majority of the Board upon recommendation of a compensation committee comprised solely of independent directors and (iv) satisfy certain responsibilities of the compensation committee prior to retaining or receiving advice from a compensation consultant, legal counsel or other advisor to the compensation committee. Notwithstanding the fact that QAD is a controlled company, QAD’s current practices include (i) having a majority of independent directors, (ii) selecting director nominees by the full Board of Directors and (iii) determining officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors.

Annual Report

If you would like a copy of our 2018 Annual Report on Form 10-K, we will send you one without charge. Please call 805-566-5139 or write to request a copy:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attn: Investor Relations

The Annual Report on Form 10-K and this proxy statement are available in the Investor Relations section of the QAD Internet site at www.qad.com. The SEC also maintains an Internet site at http://www.sec.gov that contains all SEC filings made by QAD.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect five directors to hold office until our next Annual Meeting of Stockholders. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted by the proxy holders for such substitute nominee designated by our Board of Directors. We are not aware that any of the nominees will be unable or unwilling to serve as director.

Directors

The following incumbent directors are being nominated for re-election to the Board: Karl F. Lopker, Pamela M. Lopker, Scott J. Adelson, Lee D. Roberts, and Peter R. van Cuylenburg. Please see “Information Concerning the Nominees for Election” beginning on page 8 of this proxy statement for information concerning each of our incumbent directors standing for re-election.

Required Vote

Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee’s total. If you do not vote for a particular nominee or indicate that you withhold authority to vote for a particular nominee, your withholding will have no effect on the election of directors.

The Board of Directors recommends a vote for the election of the nominated directors.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to hold an advisory vote of our stockholders at least once every three years to approve the compensation of our Named Executives. Consistent with the advisory vote of stockholders at our 2013 Annual Meeting on the frequency of such proposal, our Board of Directors has chosen to hold this vote annually. This vote is not intended to address any specific item of compensation or specific Named Executive, but rather the overall compensation of all of our Named Executives and the compensation philosophy, policies and practices described in this proxy statement. QAD discloses those items in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 18.

As described in the “Compensation Discussion and Analysis,” we design our executive compensation programs to attract and retain highly-talented and productive Named Executives; align the interests of the Named Executives with the interests of the stockholders; provide incentives for the Named Executives to achieve strategic and financial goals; and reward the Named Executives for performance that enhances stockholder value. A meaningful portion of our Named Executives’ compensation is at risk, reflecting our emphasis on pay that rewards performance and drives long-term stockholder value. We believe our compensation program, as a whole, promotes our objectives in both the short and long term.

As an advisory vote, this proposal is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions on our executive compensation programs.

We ask you to approve the following resolution:

“RESOLVED, that the compensation paid to QAD’s Named Executives, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors recommends a vote for the approval, on a non-binding, advisory basis, of the resolution set forth above relating to the compensation paid to our Named Executives.

 Equity Compensation Plan Information

 Information as of January 31, 2018 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	3,677,077	(1)	$17.78	(2)	3,321,265
Equity compensation plans not approved by stockholders	—		—		—
Total	3,677,077		$17.78		3,321,265

(1)	Includes 3,023,711 shares subject to outstanding stock appreciation rights (“SARs”) and 653,366 shares issuable upon vesting of outstanding restricted stock units (“RSUs”).
(2)	The weighted-average exercise price does not include outstanding RSUs.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the instruction of our Board of Directors, or, if no instruction is given, in accordance with the judgment of the persons voting such proxies.

ELECTION OF DIRECTORS

Nominees for Director

There are five nominees for election to the Board of Directors at the Annual Meeting. Valid proxies received will be voted, unless contrary instructions are given, to elect the nominees named in the following table. Should any nominee decline or be unable to accept the nomination to serve as director, an event that we do not currently anticipate, your proxy will have the right, in his or her discretion, to vote for a substitute nominee designated by the Board of Directors, to the extent consistent with the QAD Certificate of Incorporation and its Bylaws. If elected, the nominees will hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

The Board oversees our business, assets, affairs, performance and financial integrity. Three of the five director nominees are independent as defined under the rules and regulations of the NASDAQ Market System and two are members of management.

The Board believes that each director nominee possesses the qualities and experience required for membership on the Board. The Board seeks out, and the Board is comprised of, individuals whose background and experience complement other Board members. The nominees for election to the Board, together with biographical information furnished by each of them, are set forth below. Other than Karl F. Lopker and Pamela M. Lopker, who are married to each other, there are no family relationships among executive officers and directors of the Company. All nominees have been directors since last year’s Annual Meeting.

Nominee for Director to Hold Office Until 2019	Age	Director Since	Position with the Company	Current Standing Committees
Karl F. Lopker	66	1986	Chief Executive Officer, Director	None
Pamela M. Lopker	63	1986	President, Chairman of the Board	None
Scott J. Adelson	57	2006	Director	Audit, Compensation
Lee D. Roberts	65	2008	Director	Audit, Compensation (Chairman), Governance
Peter R. van Cuylenburg	70	1997	Director	Audit (Chairman), Compensation, Governance (Chairman)

Information Concerning the Nominees for Election

Karl F. Lopker has served as Chief Executive Officer and director of QAD Inc. since joining the Company in 1986. Previously, he founded Deckers Outdoor Corporation in 1973 and was its President until 1981. Mr. Lopker is certified in Production and Inventory Management by the American Production and Inventory Control Society. He received a Bachelor of Science degree in Electrical Engineering from the University of California, Santa Barbara. Mr. Lopker is married to Pamela M. Lopker, Chairman of the Board and President of QAD. The Board nominated Mr. Lopker to serve as a director based on his industry expertise, knowledge of QAD’s customer base, strategic counsel and extensive history with QAD. His in-depth knowledge of the Company, its industry and its customers assists the Board in overseeing management and is important to the Board’s oversight of strategy and risk management. Mr. Lopker also brings strong leadership skills and complex business operational experience to the Board by virtue of his over thirty years of experience as CEO.

Pamela M. Lopker founded QAD in 1979 and has been President and Chairman of the Board since QAD Inc.’s incorporation in 1986. Prior to founding QAD, Ms. Lopker served as Senior Systems Analyst for Comtek Research from 1977 to 1979. She is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California, Santa Barbara. She is married to Karl F. Lopker, Chief Executive Officer of QAD. The Board nominated Ms. Lopker to serve as a director because she is the founder and visionary for the Company, with over thirty-five years of enterprise software company experience, extensive software industry expertise and a deep understanding of the Company’s products, customers, industry and global operational issues. Her history with and knowledge of QAD, combined with her unique skills, is important to the Board’s oversight of long-term strategy and provides the Board with a deep understanding of the Company’s business and operations.

Scott J. Adelson has been a director of the Company since April 2006 and currently serves on the Audit and Compensation Committees. He serves as the Co-President of Houlihan Lokey, where he has been employed since 1987. He also serves as their Global Co-Head of Corporate Finance as well as on the Houlihan Lokey Board of Directors. Mr. Adelson has written and commentated extensively on a number of corporate finance and securities valuation subjects for various business publications. He has served on the board of directors of MPA (Motorcar Parts and Accessories) since April 2008 and Pacific Island Restaurants since December 2013. Mr. Adelson is also an active board member of various middle-market businesses as well as prominent non-profit organizations, such as the Lloyd Greif Center for Entrepreneurial Studies and the Board of Leaders at the University of Southern California, Marshall School of Business. The Board nominated Mr. Adelson to serve as a director because of his experience in advising hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions and capital structure, which, combined with his experience on the boards of directors of other companies, provides insight to the Board on strategic and financial issues.

Lee D. Roberts has been a director of the Company since January 2008 and currently serves as Chairman of the Compensation Committee, and as a member of the Audit Committee and the Governance Committee. Mr. Roberts is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, Mr. Roberts was General Manager and Vice President for Document Content and Business Process Management at IBM Corporation. Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its Chairman and CEO from 2000 to 2006, its President and CEO from 1998 to 2000 and its President and Chief Operating Officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM where he held numerous senior management, sales and marketing roles. Mr. Roberts currently serves on the boards of Unisys Corporation, where he is Chairman of the Compensation Committee, Compuware Corporation and two private companies. The Board nominated Mr. Roberts to serve as a director because of his extensive executive management experience which enables him to provide strategic counsel important to the Board in its oversight of management. Also, Mr. Robert’s financial expertise brings an understanding of strategy, finance, and mergers and acquisitions that is an important aspect of the makeup of our Board of Directors.

Peter R. van Cuylenburg, Ph.D. has been a director of the Company since November 1997 and currently serves as Lead Director, Chairman of the Audit Committee and the Governance Committee, and a member of the Compensation Committee. Since 2000, Dr. van Cuylenburg has practiced as an independent advisor to several high-technology companies, involving a variety of concurrent Board memberships listed below and a part-time role as a General Partner in a venture capital fund. He is presently a Director of Verimatrix, Inc. a privately-held company (since June 2006) and a General Partner in Crescendo Ventures (since December 2004). Previously Dr. van Cuylenburg was President and Chief Operating Officer of InterTrust Technologies Corporation from October 1999 to December 1999 and advisor to its Chairman from December 1999 to December 2000. Dr. van Cuylenburg served as President of Quantum Corporation’s DLTtape and Storage Systems Group (DSS) from September 1996 to October 1999. Past board memberships include: ARC International plc (LSE:ARK), Transitive Technologies Ltd., JNI Inc (JNIC), Peregrine Systems Inc. (PRGNQ), ClearSpeed Technologies Group plc, SealedMedia Ltd., Anadigm Ltd., Elixent Ltd., Mitel Corporation (MLT), Dynatech Corporation, NeXT Computer, Inc., and Cable and Wireless plc. Dr. van Cuylenburg’s career includes executive posts at Xerox Corporation, NeXT Computer, Inc., Cable and Wireless plc. and Texas Instruments. The Board nominated Dr. van Cuylenburg to serve as a director of the Company because of his experience as a Chairman, CEO, President and EVP of various high technology companies. His leadership skills, experience with strategic, operational and financial issues, and service on the boards of a variety of public companies, including various audit, compensation and governance committees, is important to the Board’s oversight of strategy, risk management, compensation and corporate governance practices.

EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our executive officers, except for biographical information regarding Karl F. Lopker and Pamela M. Lopker which is provided above under the heading “Information Concerning the Nominees for Election.”

Daniel Lender was first appointed Chief Financial Officer and Executive Vice President in July 2003. Previously, he served as QAD’s Vice President of Global Sales Operations and Vice President of Latin America. Mr. Lender joined QAD in 1998 as Treasurer following a nine-year tenure with the former Republic National Bank of New York, last serving as Vice President and Treasurer of the Bank’s Delaware subsidiary. He earned a master of business administration degree from the Wharton School of the University of Pennsylvania and a bachelor of science degree in applied economics and business management from Cornell University.

Anton Chilton was appointed Chief, Global Field Operations and Executive Vice President in March 2017.  Previously, he served as Executive Vice President, Global Services since June 2015. Mr. Chilton joined QAD in 2004 as Services Director of the Company’s Asia-Pacific region, based in Australia. He subsequently served as Managing Director of QAD Australia and New Zealand from 2006 to 2009. Mr. Chilton transferred to QAD's headquarters in 2009, serving as Senior Vice President – Strategic Global Accounts until 2011, when he became Senior Vice President - Professional Services. Prior to joining QAD, Mr. Chilton held senior roles in global systems integration at Atos Origin and Cap Gemini. Mr. Chilton began his career at British Steel designing software and infrastructure solutions and received his education in the Submarine Service, British Royal Navy.  Mr. Chilton has an Executive MBA from INSEAD.

Kara Bellamy has served as Chief Accounting Officer, Corporate Controller and Senior Vice President since January 2008. Previously, she served as QAD’s Director of Finance, Americas beginning in 2006 and joined QAD as Assistant Corporate Controller in 2004. Prior to joining QAD, Ms. Bellamy served as Corporate Controller for Somera Communications, Inc. from 2002 through 2004. Prior to that, she was an audit manager with Ernst & Young. Ms. Bellamy is a Certified Public Accountant (inactive) and received a bachelor of arts degree in business economics with an accounting emphasis from the University of California, Santa Barbara.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

Our Board of Directors has five members to be elected at the 2018 Annual Meeting. All directors are elected annually for a term that expires at the subsequent Annual Meeting and until their successors are elected and qualified.

Director Independence

Three current directors, Mr. Adelson, Mr. Roberts and Dr. van Cuylenburg, are non-management directors and are each an “independent” director as defined under Rule 5605 of the NASDAQ Stock Market listing standards. Dr. van Cuylenburg has been elected by the independent directors as Lead Director. Two directors are management directors, Ms. Lopker, President and Chairman of the Board, and Mr. Lopker, CEO.

If stockholders or other interested parties wish to communicate with the full Board, the independent directors as a group or any individual director, they may write to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary or email to directors@qad.com. Further information on how to contact our Board is available through our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Board Leadership Structure

The Board believes that Ms. Lopker is best suited to serve as the President and Chairman of the Board and Mr. Lopker is best suited to serve as our CEO because of their extensive knowledge of our business, industry and customers, and they are thus most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes that having Ms. Lopker in the role of President and Chairman and Mr. Lopker in the role of CEO promotes strategic development and execution, and fosters greater communication between management and the Board, which are essential to effective governance.

Key responsibilities of the Board include developing strategic direction and holding management accountable for the execution of strategy once it is developed. The Board believes that having Ms. Lopker as President and Chairman and Mr. Lopker in the role of CEO, together with an independent lead director having the duties described below, is in the best interest of QAD’s stockholders because this arrangement provides the appropriate balance between strategic development and oversight of management.

Lead Director

Dr. van Cuylenburg serves as the independent lead director for all meetings of the non-management directors held in executive session. The role of the independent lead director is, among other things, to establish agendas for such executive sessions in consultation with the other directors; to serve as a liaison between the independent directors and the President and the CEO in matters relating to the Board as a whole (although all independent directors are encouraged to freely communicate with the President, the CEO and other members of management at any time); to review meeting schedules to help ensure there is sufficient time for the discussion of all agenda items; and to call meetings of the independent directors as appropriate.

Executive Sessions

The independent directors of the Board are scheduled to meet in executive session, without the President or the CEO present, at every regularly scheduled Board meeting and at additional times as appropriate. They met in executive session on four occasions during fiscal year 2018.

Board of Directors Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our President, CEO and other officers and members of management, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. During fiscal year 2018, the Board of Directors held four regularly scheduled meetings. All current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the standing committees of which each director was a member during fiscal year 2018. The Company encourages and expects all members of the Board to attend each annual meeting of stockholders. All current directors were in attendance at the 2017 Annual Meeting.

Standing Committee Meetings

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. For fiscal year 2018, there were three standing committees: Audit, Compensation and Governance.

Standing Committee Membership (* Indicates Chair)

Audit Committee (1)	Compensation Committee	Governance Committee (1)
Scott J. Adelson (2)	Scott J. Adelson	Lee D. Roberts
Lee D. Roberts	Lee D. Roberts*	Peter R. van Cuylenburg*
Peter R. van Cuylenburg*	Peter R. van Cuylenburg

(1)	Mr. Leslie Stretch served on the Audit Committee and the Governance Committee until his resignation from the Board of Directors, including committees, effective February 7, 2018.
(2)	Mr. Adelson was appointed to the Audit Committee effective February 5, 2018.

The functions performed by these committees are summarized below.

Audit Committee

The Audit Committee assists the Board in its oversight of management’s fulfillment of its financial reporting and disclosure responsibilities, and its maintenance of an appropriate internal control system. It also appoints the registered public accounting firm to serve as the Company’s independent auditor and oversees the activities of the Company’s internal audit function and compliance function. The current Audit Committee members are Dr. van Cuylenburg, Mr. Roberts and Mr. Adelson.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements and internal control over financial reporting of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter. The Audit Committee met five times during fiscal year 2018, including meetings to review and discuss each quarterly earnings release prior to its announcement.

Audit Committee Independence and Financial Literacy

All members of the Audit Committee are independent directors. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee, qualifies as an “audit committee financial expert” as that term is defined in the requirements of the Sarbanes-Oxley Act, and meets the independence and financial literacy requirements of the NASDAQ Stock Market.

Compensation Committee

The current Compensation Committee members are Mr. Roberts, Mr. Adelson and Dr. van Cuylenburg, each of whom is “independent” as the term is defined in Rule 5605 of the NASDAQ Stock Market listing standards.

The primary responsibilities of the Compensation Committee are to:

•	establish and review the general compensation policies applicable to the Chief Executive Officer, Chief Financial Officer, President and other executive officers;

•	review and approve the level of compensation, including salaries, fees, benefits, executive incentive plans and perquisites, of the Chief Executive Officer, the President and other executive officers;

•	review and advise the Board concerning the performance of the executive officers;

•

review and advise the Board concerning compensation practices and trends in order to assess the adequacy and competitiveness of the QAD executive compensation programs among comparable companies in our industry;

•	ensure that senior executive incentive plans are administered in a manner consistent with our compensation strategy;

•	administer the stock compensation programs, including determining the employees and other parties who are to receive grants of stock and the terms of such grants; and

•	review and recommend employment agreements for management and severance arrangements for senior executive officers.

The Compensation Committee’s role includes producing the report on executive compensation. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter. The Compensation Committee held four regularly scheduled meetings during fiscal year 2018.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

Governance Committee

The current members of the Governance Committee are Dr. van Cuylenburg and Mr. Roberts. The Governance Committee is responsible for the administration of our Code of Business Conduct, continuing Board education and the annual review of our compliance with the governance standards of the NASDAQ Stock Market. QAD’s Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. The specific responsibilities of the Governance Committee are described in the Governance Committee Charter. The Governance Committee met once during fiscal year 2018.

Nominating Procedures

The Board does not have a formal nominating committee. QAD is a “controlled company” as such term is used in the NASDAQ Stock Market rules and, accordingly, is exempted from certain regulations pertaining to the director nomination process. Please see “Exemptions for a Controlled Company Election” on page 5 of this proxy statement. The Board has determined that director nominees who are not currently serving as directors be recommended for the Board’s selection by a designated committee of one or more directors. These directors do not operate under a charter, but meet as appropriate to recommend nominees to the Board for service on the Company’s Board of Directors and to recommend to the Board such persons to fill any vacancy that may arise between Annual Meetings of the Stockholders. The directors nominated for election identified in this proxy statement, all of whom are existing directors, were nominated unanimously by the full Board. The Board engaged Russell Reynolds Associates, executive search consultants, on March 15, 2018 to identify suitable candidates to join the Board of QAD in light of Mr. Stretch's resignation.

When evaluating potential director nominees, the committee designated by the Board considers the listing requirements of the NASDAQ Stock Market as well as a potential nominee’s personal and professional integrity, experience in corporate management, time available for service, experience in the Company’s industry, global business and social perspective, experience as a board member of another publicly-held company, ability to make independent analytical inquiries and practical business judgment. QAD does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business. After potential nominees are evaluated, the committee designated by the Board makes recommendations regarding nominations to the Board. The committee may retain, at the Company’s expense, any independent search firm, experts or advisors that it believes are appropriate in connection with the nomination process.

The policy of the Board is to have the Board consider properly submitted stockholder recommendations for candidates for membership to the Board. In evaluating nominees recommended by stockholders, the Board will utilize the same criteria used for nominees initially proposed by the Board members. If a stockholder wishes to nominate directors for election to the Board at next year’s Annual Meeting, such nominations must comply with Section 2.7 of our bylaws and be submitted in writing to the following address:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attention: Corporate Secretary

Charters for Board Committees

Each of the Audit Committee, the Compensation Committee and the Governance Committee has a committee charter. The committee charters describe the purpose, responsibilities, structure and operations of each committee. Copies of the committee charters are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews the Company’s operations and the associated risks, including cybersecurity risks.

•

The Audit Committee is responsible for overseeing general risk management. It periodically reports to the Board regarding briefings provided by management as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes, including adequacy of the system of internal controls.

•

The Compensation Committee is responsible for overseeing the management of risks arising from the Company’s compensation policies and practices. The Compensation Committee has determined that compensation policies and practices for the Company’s employees are not reasonably likely to have a material adverse effect on the Company.

Both committees rely on management to be responsible for day-to-day risk management, including the monitoring of material risks facing the Company, such as strategic risks, operational risks, financial risks and legal and compliance risks. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. With the input of the Company’s executive officers, the Board also works to assess and analyze the most likely areas of future risk for the Company, including cybersecurity risk.

Code of Business Conduct and Code of Ethics

The Board has adopted the Company’s “Code of Business Conduct,” (the “Code of Business Conduct”), which promotes the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Company’s directors and employees, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The Board has also approved, and the Company has adopted, a “Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.” (the “Code of Ethics”) in order to satisfy the SEC’s requirements for a code of ethics for senior financial officers. The Code of Business Conduct and the Code of Ethics are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Management’s Compliance Committee

Management has established a Compliance Committee composed of certain executive officers and non-executive employees to oversee the Company’s compliance with its obligations related to certification of appropriate disclosure controls and internal controls over financial reporting. The Compliance Committee administers a set of procedures to oversee such compliance, including a requirement that certain members of management sign certifications each fiscal quarter that, to their knowledge, the operations within their span of control are fairly presented and appropriate internal controls are in place to ensure the accuracy of such results. The Compliance Committee typically meets twice quarterly and may meet more often if needed. In fiscal year 2018, the Compliance Committee met nine times, and has reported its findings to the Audit Committee in each quarter of fiscal year 2018.

Employee Complaint Procedure

With oversight from the Audit Committee, the Company has established procedures to receive, retain and address employee complaints communicated to QAD. These procedures include a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about (i) accounting, internal controls or auditing matters and (ii) legal and regulatory compliance matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters and our Code of Business Conduct and Code of Ethics, visit our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance.” Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to QAD Inc., 100 Innovation Place, Santa Barbara CA 93108, Attention: Investor Relations or email to investor@qad.com.

DIRECTOR COMPENSATION

Director Compensation Overview

Our directors play a critical role in guiding QAD’s strategic direction and overseeing the management of the Company. We seek to attract and retain highly qualified directors who have sufficient time to attend to their considerable duties and responsibilities as directors of the Company. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. While our employee directors are not separately compensated for being on the Board, our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Annual cash retainers and equity grants to the non-employee directors are intended to correlate with the responsibilities of each such director.

Non-Employee Director Cash Retainer and Meeting Fees

For fiscal year 2018, each of our non-employee directors received the applicable retainers and fees set forth below for serving as a chair or a member of one or more of the standing committees of the Board.

Standing Committee Fees 2/1/17 to 1/31/18 ($)
Annual Board Member Retainer	40,000
Lead Director Supplemental Retainer	20,000
Annual Committee Member Retainer:
Audit Committee	10,000
Compensation Committee	7,500
Governance Committee	—
Annual Committee Chair Retainer:
Audit Committee	15,000
Compensation Committee	10,000
Governance Committee	—
Fee per Board Meeting:
In person per meeting	2,000
By telephone per meeting	1,000
Fee per Committee Meeting:
Audit Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000
Compensation Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000
Governance Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000

A Board member receives $2,000 for each Board and committee meeting attended in person and $1,000 for each such meeting attended via telephone. However, separate fees do not apply to any committee meetings held in conjunction with a regularly scheduled Board meeting or another committee meeting. From time to time, the Board forms special ad hoc committees to perform various functions on behalf of the Board. At times, fees may be paid for services on such ad hoc committees. Directors are also reimbursed for direct expenses related to their activities as members of the Board of Directors.

Non-Employee Director Equity Compensation

The Board of Directors has approved equity compensation for the non-employee Board members as follows:

•

For each non-employee Board member that has served over one year on the Board, and is reelected at the Annual Meeting of Stockholders, an annual grant of 4,000 shares of Class A common stock that is fully vested on the date of grant with a grant date of the date of the Annual Meeting of Stockholders.

•

For each new non-employee Board member, a one-time grant of 4,000 shares of Class A common stock that is fully vested on the date of grant with a grant date on or about the date of such Board member’s election or appointment to the Board.

•

For each new non-employee Board member, who is reelected at the first Annual Meeting of Stockholders following such Board member’s appointment, a one-time grant of a pro-rata portion of the annual grant of 4,000 shares of Class A common stock, based upon such Board member’s time of service on the Board since the date of appointment through the date of the first Annual Meeting of Stockholders following such Board member’s appointment. Such grant shall be fully vested on the date of grant with a grant date of the date of the first Annual Meeting of Stockholders following such Board member’s appointment.

Such awards are made under our 2016 Stock Incentive Program (the “2016 Program”). Under the 2016 Program, equity awards to non-employee Board members are limited to $250,000 per year, as determined for the Company’s financial accounting purposes as of the date of grant.

The Board applies stock ownership guidelines to non-employee directors to further align the interests of the non-employee directors with the interests of our stockholders. The guidelines stipulate that each non-employee Board member should own at least $30,000 in Company stock per year served on the Board, up to a maximum requirement of $150,000 in Company stock, measured on an annual basis as of the date of the annual stockholder meeting.

The table below sets forth information concerning the compensation of our non-employee Board members for fiscal year 2018.

Non-Employee Director Compensation for Fiscal Year 2018

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Scott J. Adelson	54,500	126,600	—	181,100
Lee D. Roberts	71,000	126,600	—	197,600
Leslie J. Stretch (3)	62,000	126,600	—	188,600
Peter R. van Cuylenburg	96,500	126,600	—	223,100

(1)	Includes fees earned in fiscal year 2018, but paid in fiscal years 2018 and 2019.
(2)

The amounts in this column represent the aggregate grant date fair value of stock awards granted during fiscal year 2018 presented as calculated in accordance with FASB ASC Topic 718. Valuations of these equity awards are based on the stock price at date of grant and the expense is recognized immediately. These amounts do not correspond to the actual value that will be realized upon the sale of the common stock underlying such awards.

(3)	Mr. Stretch served on the Board until his resignation on February 7, 2018.

Non-Employee Director Outstanding Equity Awards at 2018 Fiscal Year-End

As of January 31, 2018, none of the non-employee directors held any unvested or unexercised outstanding options or SARs or any other unvested stock awards.

STOCK OWNERSHIP

Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners

 The following table shows the number of shares of QAD common stock beneficially owned on the record date, April 16, 2018, by each executive named in the “Summary Compensation Table” on page 28 and each non-employee director. The table also shows any person known to the Company to be the beneficial owner of more than five percent of our common stock as of March 31, 2018. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, SARs, RSUs, warrants and other rights held by that person that are currently exercisable or become exercisable within 60 days following April 16, 2018, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the beneficial owner’s name.

Ms. Lopker and Mr. Lopker hold the following: 5,020,095 Class A and 2,357,535 Class B shares held jointly in the Lopker Living Trust, and 430,674 Class A and 21,075 Class B shares held by the Lopker Family Foundation. Ms. Lopker and Mr. Lopker are members of the Board of Directors of the Lopker Family Foundation. Ms. Lopker holds 4,193 Class A and 1,028 Class B shares in an IRA account. Mr. Lopker holds 156,556 Class A and 51,772 Class B shares in his name only and Ms. Lopker holds 152,014 Class A and 50,496 Class B shares in her name only. The business address for Ms. Lopker and Mr. Lopker is: c/o QAD Inc., 100 Innovation Place, Santa Barbara, California, 93108. Ms. Lopker and Mr. Lopker disclaim beneficial ownership of any of the foregoing shares in which they have no pecuniary interest.

      The holdings for Tikvah Management LLC (“Tikvah”) are based on a Form 13F-HR filed with the SEC on February 14, 2018 showing shares owned as of December 31, 2017. The address for Tikvah is 831 E. Moorehead Street, Suite 940, Charlotte, North Carolina 28202.

	Class A			Class B
Beneficial Owner	Shares Owned	SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding	Shares Owned	SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding
Pamela M. and Karl F. Lopker	5,763,532	1,755,000	41.96%	2,481,906	255,000	77.84%
Scott J. Adelson	44,258	—	0.27%	6,267	—	0.19%
Lee D. Roberts	18,156	—	0.11%	2,368	—	0.07%
Peter R. van Cuylenburg	30,181	—	0.19%	280	—	0.01%
Daniel Lender	129,366	25,000	0.95%	8,046	—	0.25%
Anton Chilton	184	3,750	0.02%	5	—	—
Kara L. Bellamy	2,267	5,125	0.05%	1,862	—	0.06%
All Executive Officers and Directors as a Group	5,987,944	1,788,875	43.32%	2,500,734	255,000	78.37%
Tikvah Management LLC	980,150	—	6.06%	85,907	—	2.63%

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference into such filing.

The Board of Directors has established a Compensation Committee of independent directors to assist in the oversight and governance of compensation for the Named Executives. The Compensation Committee has the duties and powers as described in its written charter as adopted by the Board and available on our website. The current members of the Compensation Committee are Mr. Roberts, Mr. Adelson and Dr. van Cuylenburg.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with QAD’s management as required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2018, filed with the SEC on April 16, 2018.

Submitted by:	Lee D. Roberts, Chairman
Scott J. Adelson
Peter R. van Cuylenburg

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

QAD’s executive compensation program applies to the following named executive officers (“Named Executives”):

Karl F. Lopker	Chief Executive Officer
Pamela M. Lopker	President
Daniel Lender	Chief Financial Officer and Executive Vice President
Anton Chilton	Chief, Global Field Operations and Executive Vice President*
Kara L. Bellamy	Chief Accounting Officer, Controller and Senior Vice President

*	Mr. Chilton was promoted to this position in March 2017; during the beginning of fiscal year 2018, he served as Executive Vice President, Global Services.

The compensation objectives for QAD’s Named Executives are to:

•	attract and retain highly talented and productive executives;
•	align the interests of the Named Executives with the interests of the stockholders;
•	provide incentives for the Named Executives to achieve strategic and financial goals; and
•	reward the Named Executives for performance that enhances stockholder value.

When making compensation decisions, the Compensation Committee considers the elements of base salary (“Base Salary”), short-term cash incentives (“Cash Bonus”) and long-term equity awards in the form of restricted stock units (“RSUs”) and/or stock appreciation rights (“SARs” and with RSUs “Equity Awards”) collectively in order to determine the total compensation for each Named Executive. Base Salary is the only fixed element and provides baseline compensation for the Named Executives. The Compensation Committee sets compensation for the Named Executives so their individual components as well as their total compensation packages are within the market range for their individual positions and are internally consistent with the compensation packages of other executives relative to their positions in the Company. The Compensation Committee focuses the Named Executives on achieving superior annual and long-term performance by structuring their compensation mix so that a substantial part of their potential compensation is tied to achieving positive returns for our stockholders.

•	Base Salary is established at a level that is competitive with our peer companies and reflects the role, experience and performance of each Named Executive.
•	Cash Bonus focuses the Named Executives on the Company’s annual and short-term performance by linking it to (i) each Named Executive’s performance in areas subject to such Named Executive’s individual responsibility, (ii) the contributions of each Named Executive in achieving the Company’s strategic plan, and (iii) the Company’s achievement of its financial goals for the year.
•	Equity Awards focus the Named Executives on the Company’s long-term stock performance by virtue of annual vesting over a four-year period and the direct relationship between the value of the Equity Awards and the Company’s stock price.

The Compensation Committee established fiscal year 2018 compensation targets for the Named Executives based on the Company’s annual operating plan and at a level that, based on market data, they believed fairly compensated the Named Executives. Individual Named Executive compensation packages took into account the following factors:

•	Assessment of financial and personal results achieved, leadership demonstrated and challenges faced during fiscal year 2018 by each Named Executive;
•	Compensation history and existing equity interest for each Named Executive;
•	Relative compensation among the Named Executives and other senior executives within the Company;
•	Estimates of costs and disruption that would be incurred to hire replacements for each Named Executive;
•	Competitive market analysis and peer group data; and
•	Extra responsibilities performed by a Named Executive in his or her role with the Company compared to the standard responsibilities expected in the position.

Executive Compensation Philosophy

Compensation of the CEO and President

QAD is a “controlled company” with a majority of the vote controlled by the two individuals currently holding the offices of President and CEO. Ms. Lopker is the President and the founder of QAD and Mr. Lopker is the CEO of QAD and the husband of Ms. Lopker. Together they have been the leaders of QAD throughout its growth from a private company to a public multinational enterprise. They continue to provide active leadership in the strategic direction and day-to-day operations of the Company. The Compensation Committee has determined that due to the crossover in the roles they perform in setting the direction of the Company, determining our product strategy and interfacing with key customers, they are to be compensated equally.

Cash compensation for each of Mr. Lopker and Ms. Lopker includes a Base Salary plus a Cash Bonus incentive targeted at 100% of Base Salary. For fiscal year 2018, 70% of each of their respective Cash Bonus opportunities was based on QAD’s financial performance, weighted by the Customer Satisfaction Multiplier as described below under “Customer Satisfaction Multiplier” and 30% of each of their Cash Bonus opportunities was based on individual goals, as described below. The financial performance opportunity consisted of 40% based on actual revenue relative to planned revenue (non-GAAP, as further described below) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to our cash collection goals, measured in days sales outstanding (“DSO”). 21% of the Cash Bonus opportunity for financial performance was available each quarter related to quarterly results and 16% was available after fiscal year end related to annual performance. The individual goal opportunity was based on performance against the Company’s strategic plan as determined in the discretion of the Compensation Committee, weighted by the Customer Satisfaction Multiplier.

Because of their majority control, the Compensation Committee believes the personal motivation of Mr. Lopker and Ms. Lopker is more focused on equity rather than cash. The Compensation Committee further believes that this focus on equity is a positive factor because it more closely aligns the interests of Mr. Lopker and Ms. Lopker with the interests of other stockholders. Therefore, when determining the compensation mix for Mr. Lopker and Ms. Lopker, the Compensation Committee places greater emphasis on the equity portion of their total compensation package as compared to the other Named Executives.

Compensation of Other Named Executives

The other Named Executives include Mr. Lender, Mr. Chilton and Ms. Bellamy. Cash compensation for these other Named Executives includes a Base Salary plus a Cash Bonus incentive, which is intended to ensure a strong connection between the Named Executive’s compensation and operating results. Mr. Lender had a Cash Bonus opportunity at target equal to 60% of Base Salary, Mr. Chilton had a Cash Bonus opportunity at target equal to 60% of Base Salary and Ms. Bellamy had a Cash Bonus opportunity at target equal to 42% of Base Salary. For fiscal year 2018, 70% of the Cash Bonus opportunity of each of the other Named Executives was based on QAD’s financial performance, weighted by the Customer Satisfaction Multiplier. The financial performance opportunity consisted of 40% based on actual revenue relative to planned revenue (non-GAAP) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to the Company’s DSO goals. 21% of the Cash Bonus opportunity for financial performance was available each quarter related to quarterly results and 16% was available after fiscal year end related to annual performance.

For fiscal year 2018, the remaining 30% of the Cash Bonus of each of the other Named Executives was based on their performance against the Company’s strategic plan within the individual Named Executive’s area of responsibility, weighted by the Customer Satisfaction Multiplier. The Compensation Committee exercised its discretion in determining the performance of each of the Named Executives, which may have been supplemented by additional matters addressed by a Named Executive during the course of the year that were not part of the initial strategic plan.

Equity Awards are used as long-term incentives for the other Named Executives and are intended to align the interests of the other Named Executives with QAD’s strategic goals and the interests of stockholders.

Benchmarking of Compensation

To ensure that the compensation of the Named Executives is market competitive, pay levels for the Named Executives are benchmarked against proxy data compiled by Main Data Group and the compensation practices of the Compensation Peer Group (as defined below). Also, in July 2017, the Compensation Committee engaged Pearl Meyer, an executive compensation consulting firm, to provide consultation to the Compensation Committee with respect to a competitive assessment of the executive compensation program. Pearl Meyer conducted a full review of QAD's peer group for compensation purposes and reported its findings at the December Compensation Committee meeting. Pearl Meyer concluded that QAD's annual performance incentive components were well-tailored to the Company and working well; and that the long-term incentive component was well-aligned with peers, with the total number of equity awards granted in a year compared to total common shares outstanding in line with peers and guidelines.

If insufficient Compensation Peer Group data is available for a particular position, we expand the benchmarking to include companies outside our Compensation Peer Group that have similar industry, revenue and employee population characteristics. A review of publicly-traded companies is internally conducted each year to determine appropriate companies for possible inclusion in the Compensation Peer Group. Proxy data compiled by Main Data Group is used to identify technology companies that compete with QAD or have other characteristics that make them suitable for comparison with QAD, have similar revenues and employ a similar employee base population. The Compensation Committee reviews a list of potential candidates compiled from the Main Data Group data for inclusion in the Compensation Peer Group, along with three years of each company’s financial performance. The Compensation Peer Group is selected by the Compensation Committee from this list to include those companies that are most likely to compete against us in the market for executive talent. For fiscal year 2018, the Compensation Peer Group consisted of the following companies:

ACI Worldwide, Inc.	CommVault Systems, Inc.	Progress Software Corp.
American Software, Inc.	Guidewire Software, Inc.	Splunk.com
Aspen Technology, Inc.	Manhattan Associates, Inc.	Synchronoss Technologies Inc.
Blackbaud Inc.	MicroStrategy Inc.	Tableau Software, Inc.
Bottomline Technologies, Inc	Netsuite Inc.	Tyler Technologies Inc.
Box.com	Pegasystem Inc.	Untimate Software Group, Inc.
Callidus Software Inc.	Perficient Inc.	Veeva Systems Inc.

To market check the appropriate compensation for the Named Executives, the Compensation Committee reviews points of similarity between QAD and the companies within the Compensation Peer Group based on factors such as industry segment, size when measured by market capitalization and/or revenue, growth expectations, number of employees and similar business models. For each Named Executive, each element of their compensation mix, as well as their total direct compensation, is compared against market data. The Compensation Committee reviews the survey data and the compensation practices of the Compensation Peer Group and compares the compensation of each of the Named Executives to compensation paid for similar positions in the Compensation Peer Group. The Compensation Committee also compares the compensation of each of the Named Executives with data from other senior executives within QAD in order to maintain internal equity with respect to cash and equity compensation packages in effect for all senior executives.

Elements of the Executive Compensation Program

The compensation packages provided to each of the Named Executives for fiscal year 2018 consisted of three major elements: (1) Base Salary, (2) Cash Bonus and (3) Equity Awards. The Named Executives also participated in QAD’s benefits program and certain Named Executives had change in control and termination benefit arrangements commensurate with market practices.

Base Salary

QAD strives to be market competitive and to set Base Salary at a level that is appropriate for each Named Executive’s role. Merit, experience, skills and level of performance are all considered when setting Base Salary. The Chief People Officer and the CEO evaluate the Base Salary for Mr. Lender, Mr. Chilton and Ms. Bellamy, based on an internal assessment of the scope and responsibility of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, evaluates the Base Salary of the CEO and the President. A market check of Base Salary is performed by reviewing similar roles identified in Compensation Peer Group data and market surveys from Main Data Group for companies with revenue between $200 million and $500 million. The Compensation Committee is then presented with the results of the evaluations and sets each Named Executive’s Base Salary for the year at a level which the Compensation Committee believes is market competitive for such Named Executive’s position.

Cash Bonus

The Cash Bonus is an “at risk” variable component of the compensation mix for each Named Executive and is designed to encourage the Named Executives to contribute to meeting Company financial targets and perform at a high level within their individual areas of responsibility. The Chief People Officer and the CEO evaluate the Cash Bonus amount as a percentage of Base Salary for Mr. Lender, Mr. Chilton and Ms. Bellamy, based on internal assessment of the scope and responsibility of each of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, performs a similar analysis for the CEO and the President. The market competitiveness of the Cash Bonus for each Named Executive is compared to similar roles identified in a combination of Compensation Peer Group data and market surveys from Main Data Group for companies with revenue between $200 million and $500 million. The Compensation Committee then sets each Named Executive’s Cash Bonus target for the year based on the evaluation presented. The Cash Bonus opportunity is weighted in favor of the achievement of QAD’s financial targets over individual goals in order to focus the Named Executives on achieving the Company’s financial targets, which we believe are aligned with providing stockholder value. For fiscal year 2018, 70% of each Named Executive’s Cash Bonus opportunity was based on achievement of Company financial goals, while the other 30% was based on individual goals. The portions of the Cash Bonus achieved by measurement of financial goals and by individual performance were each weighted by the Customer Satisfaction Multiplier.

Customer Satisfaction Multiplier

The Cash Bonus computation for Named Executives, as well as for all other employees on a Cash Bonus plan, except certain sales personnel, includes a component that focuses our employees on providing high quality service across all areas that impact the customer by adjusting the Cash Bonus for the degree of customer satisfaction with QAD. This component, called the Customer Satisfaction Multiplier, is applied to both the portion of the Cash Bonus that is based on Company financial goals and the portion based on individual goals. Historically, we have conducted a customer satisfaction survey twice per year with half of the customer contacts surveyed in each round. This survey encompasses a number of questions across our business departments and we take the average of the customer scores for a final determination of the Customer Satisfaction Multiplier, which is then compared to an historical baseline that is periodically reviewed for appropriateness. This baseline was established using historical customer survey results that represent a generally satisfied customer score. For fiscal year 2018, 100% achievement could be reached by performing within an acceptable range above or below this baseline. Achievement below the bottom of the range would result in the Customer Satisfaction Multiplier being 80%. Achievement above the top of the range would result in the Customer Satisfaction Multiplier being 120%. The customer surveys conducted during fiscal year 2018 resulted in QAD achieving scores within the range of the baseline and, as a result, the Customer Satisfaction Multiplier was 100% for the year.

Cash Bonus Results

Cash Bonus payments for achieving Company financial goals are based on quarterly and annual non-GAAP targets set in the operating plan for (i) revenue performance (the “Revenue Component” which is 40% of the target payment), (ii) contribution margin (the “Contribution Component” which is 40% of the target payment) and (iii) DSO targets (the “DSO Component” which is 20% of the target payment). We believe the overall goal was aggressive, but achievable. In constant currency, fiscal 2018 total revenue increased by 9%, driven primarily by higher subscription revenue from our cloud offering and higher professional services revenue. On a constant currency basis, subscription revenue increased by 33%, professional services revenue increased by 12% and license revenue increased by 7%. Our “Revenue Component” overachievement was mainly due to cloud bookings overachievement, which are included in the non-GAAP revenue performance calculation, and also resulted in a favorable impact to the contribution component. Although our revenue increased year over year, our personnel expenses were significantly higher as a result of additional hiring to support the growth in our subscription and services offerings, resulting in a decrease in pre-tax income of $8 million. After application of the Customer Satisfaction Multiplier, each Named Executive earned approximately 124% of their Cash Bonus target that was based on achievement of Company financial goals.

 Revenue Component

•	The fiscal year 2018 quarterly and annual revenue targets were approximately 7% growth over fiscal year 2017 revenue and approximately 9% growth in constant currency, measured on a non-GAAP basis.
•	90% of each target must be achieved to reach a minimum payout of 50% of the Revenue Component of the Cash Bonus for such period.
•	If 100% of a quarterly or annual target is achieved, payout is 100% for such period.
•	The maximum payout of 300% for a quarterly or annual target is made if achievement is 130% of target for such period.
•	In fiscal year 2018, the Company achieved 113% of its full-year target and made aggregate quarterly and annual payouts of 114% of the aggregate targets.

 Contribution Component

•	The fiscal year 2018 quarterly and annual contribution margin targets were approximately 7% of revenue, measured on a non-GAAP basis.
•	60% of each target must be achieved to reach a minimum payout of 50% of the Contribution Component of the Cash Bonus for such period.
•	If 100% of a quarterly or annual target is achieved, payout is 100% for such period.
•	The maximum payout of 300% for a quarterly or annual target is made if achievement is 160% of target for such period.
•	In fiscal year 2018, the Company achieved 116% of its full-year target and made aggregate quarterly and annual payouts of 120% of the aggregate targets.

  DSO Component

•	The fiscal year 2018 quarterly DSO targets were 63 days for Q1, 57 days for Q2 and Q3, and 53 days for Q4, with no annual component.
•	For each target, if achievement in number of days is no greater than 130% of the target, a minimum payment of 50% is made for such period.
•	If 100% of a quarterly target is achieved, payout is 100% of the DSO Component of the Cash Bonus for such period.
•	The maximum payout of 300% for a quarterly target is made if achievement in number of days is 65% of target or less for such period.
•	In fiscal year 2018, the Company achieved 55 days in Q1, 51 days in Q2, 53 days in Q3 and 51 days in Q4, resulting in aggregate payouts of 152% of the aggregate targets.

In all cases, payout percentages are prorated for performance between the minimum and the target and between the target and the maximum.

The major differences between non-GAAP revenue used for Cash Bonus determinations and GAAP revenue are that:

•	Non-GAAP revenue does not include travel rebill to our customers.
•	Non-GAAP revenue includes certain revenue recognition timing differences from GAAP revenue.
•	Non-GAAP revenue is decreased by fees paid to agents and support partners, whereas in the GAAP financial statements these amounts are included as revenue offset by expenses.
•	Non-GAAP revenue includes bookings related to QAD cloud transactions and other subscriptions.

The major differences between non-GAAP contribution used for Cash Bonus determinations and GAAP operating income are that:

•	Non-GAAP contribution does not include expenses related to Equity Awards.
•	Non-GAAP contribution includes certain timing differences from GAAP operating income.
•	Non-GAAP contribution does not include certain amortizations, such as for acquired software and other intangibles from acquisitions.
•	Non-GAAP contribution includes implied margin on bookings related to QAD cloud and other subscription transactions.

For fiscal year 2018, the payouts based on achievement of Company financial goals and the Customer Satisfaction Multiplier (as described above) were approximately:

•	Revenue Component – 114%
•	Contribution Component – 120%
•	DSO Component – 152%
•	Overall Achievement of Financial Goals – 124%
•	Customer Satisfaction Multiplier – 100%
•	Total Financial Bonus – 124%

The Compensation Committee approved Cash Bonus payments for achievement of Company financial goals as follows:

Name	Target Amount Payable Under Plan ($)	Amount Based on Achievement of Financial Goals ($)	Additional Amount Payable due to Application of Customer Satisfaction Multiplier ($)	Amount Approved by Compensation Committee ($)
Karl F. Lopker	233,020	289,136	—	289,136
Pamela M. Lopker	233,020	289,136	—	289,136
Daniel Lender	203,091	251,999	—	251,999
Anton Chilton	171,080	212,279	—	212,279
Kara L. Bellamy	81,948	101,682	—	101,682

Cash Bonus payments for achievement of individual goals are generally based on the contribution of each Named Executive to the priorities set out in QAD’s strategic plan. After fiscal year earnings are released, Named Executives are evaluated on their accomplishments for the year based on strategic goals for their individual areas of responsibility as well as material accomplishments achieved during the year that were not identified at the time strategic goals were set. This evaluation is a subjective assessment of their accomplishments for the year in the areas for which they are responsible. QAD’s fiscal year 2018 strategic plan included initiatives in the areas of continuing to grow QAD’s global cloud business, enhancing our professional services capabilities, updating and augmenting our product capabilities through the development of our Channel Islands initiative, developing our employees and continuous operational improvement. Each Named Executive’s individual goals were set in support of these strategic initiatives.

Mr. Lopker’s and Ms. Lopker’s individual goals component was divided into two parts, with 50% relating to the Company achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to individual performance. The Company’s very aggressive growth targets in relation to our cloud business were achieved above the minimum payout target, and resulted in a payout of 229% on that metric. Mr. Lopker’s and Ms. Lopker’s individual performance related to meeting the financial targets including overall revenue and profitability, cash flow and balance sheet targets of the Company, driving growth through our Cloud business, maintaining high customer satisfaction and improving gross margins in our global cloud business, enhancing our customer engagement initiatives by vertical segment, adjusting our professional services capacity to meet market requirements while managing margins, driving product development initiatives with a focus on the Channel Islands project, and stewarding employee and operational programs. Mr. Lopker and Ms. Lopker shared individual goals and were jointly assessed on achievement against these goals. The Compensation Committee reviewed the accomplishments of Mr. Lopker and Ms. Lopker and rated them at 110% achievement. Combining the cloud business portion and the individual performance portion, the Committee approved paying each of them 169.5% of their individual goals component, subject to the Customer Satisfaction Multiplier of 100%.

Mr. Lender’s individual goals component was divided into two parts, with 50% relating to QAD achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to individual performance. The Company’s very aggressive growth targets in relation to our cloud business were achieved above the minimum payout target, and resulted in a payout of 229% on that metric. Mr. Lender’s individual performance related to operational effectiveness initiatives, including the planning, implementation and development of several internal operational and financial systems to ensure compliance with changing regulations; maintaining and improving effective accounting, tax and financial planning, and internal controls operations; leading investor and analyst communications; managing and supporting several legal department initiatives; and providing executive sponsorship to various areas of the business. Mr. Lopker conducted a review of Mr. Lender’s accomplishments and rated him at 110% achievement. Combining the cloud business portion and individual performance portion, Mr. Lopker recommended a payment of 169.5% of Mr. Lender’s individual goals component, subject to the Customer Satisfaction Multiplier of 100%, which was approved by the Compensation Committee.

Mr. Chilton’s individual goals component was divided into two parts, with 50% relating to the Company achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to individual performance. The Company’s very aggressive growth targets in relation to our cloud business were achieved above the minimum payout target and resulted in a payout of 229% on that metric. Mr. Chilton’s individual performance related to maximizing the effectiveness of the sales and services organizations, developing long-term strategic programs to enhance the competitiveness of our marketing and field operations, and implementing various training initiatives for the company. Mr. Lopker conducted a review of Mr. Chilton’s accomplishments and rated him at 100% achievement. Combining the cloud business portion and individual performance portion, Mr. Lopker recommended a payment of 164.5% of Mr. Chilton’s individual goals component, subject to the Customer Satisfaction Multiplier of 100%, which was approved by the Compensation Committee.

Ms. Bellamy’s individual goals related to achieving process improvements and implementation of enhancements to the Company’s internal accounting systems; managing various corporate accounting initiatives, including the design and development of systems and processes for compliance with changes to accounting standards; reviewing and improving the efficiency of our corporate and tax structures; enhancing investor relations communications; and managing our internal audit function and tax function. Mr. Lender conducted a review of Ms. Bellamy’s accomplishments and recommended a payment of 110% of her Cash Bonus target related to individual goals, subject to the Customer Satisfaction Multiplier of 100%, which was approved by the Compensation Committee.

For fiscal year 2018, the dollar amounts approved by the Compensation Committee as Cash Bonus payments to the Named Executives for achievement of individual goals were as follows:

Name	Target Amount Payable Under Plan at 100% ($)	Amount Payable Based on Achievement of Individual Goals ($)	Additional Amount Payable Due to Application of Customer Satisfaction Multiplier ($)	Amount Approved by Compensation Committee ($)
Karl F. Lopker	99,866	169,273	—	169,273
Pamela M. Lopker	99,866	169,273	—	169,273
Daniel Lender	87,039	147,531	—	147,531
Anton Chilton	73,320	120,611	—	120,611
Kara L. Bellamy	35,120	38,633	—	38,633

 Discretionary Bonus

The Compensation Committee may, on occasion, award discretionary bonuses to the Named Executives. No cash discretionary bonuses were awarded to Named Executives for fiscal year 2018.

Equity Awards

Equity Awards are designed to align the interests of the Named Executives with the interests of stockholders by creating a direct link between their compensation and stockholder returns. They are intended to direct the attention of the Named Executives to making strategic decisions and managing our resources with the objective of increasing stockholder value. We believe that Equity Awards also further our retention objectives by requiring Named Executives to remain with the Company over the vesting period in order to fully benefit from an Equity Award.

We grant Equity Awards to the Named Executives in the form of RSUs and/or SARs with respect to QAD common stock. Under our 2016 Program, Equity Awards are granted only with respect to Class A common stock. We generally grant RSUs with a four-year vesting period and, upon vesting, each RSU is converted into one share of QAD common stock. The shares awarded, which may be reduced by the number of shares equivalent in value to the required tax withholding, are then transferred to the Named Executive. We generally grant SARs with a four-year vesting period and an eight-year life at fair market value as of the date of grant. The appreciation on each vested, exercised SAR is paid, net of tax withholding, to the Named Executive in QAD common stock.

Both RSUs and SARs are commonly used in the software and technology industries and are used by the Company as integral components of competitive compensation packages. We grant only RSUs to all employees, except the President and the Chief Executive Officer who receive only SARs. The Compensation Committee directed that only RSUs be granted to all employees, except the President and the Chief Executive Officer, due to the general trend in equity compensation in our industry of many companies moving exclusively to granting RSUs and employee feedback that RSUs are generally more attractive to them. We continue to grant only SARs to the President and the Chief Executive Officer, as has been the practice since fiscal year 2011, to reflect the Compensation Committee’s greater emphasis on appreciation in the equity portion of their total compensation package as compared to the other Named Executives.

Both RSUs and SARs are issued from an annually Board-approved pool of shares. Such pool of shares has been provided under our stockholder-approved 2016 Program. We limit the size of the pool in relation to the number of outstanding shares in order to limit the potential economic dilution to existing stockholders. We also adjust the size of the pool as required to reflect the number of employees eligible for Equity Awards in a given year. The Company has guidelines by employee level for all departments and levels, other than President, Chief Executive Officer and Chief Financial Officer. We granted approximately 674,000 Equity Awards during fiscal year 2018 for all employees, including the Named Executives, new hires, and non-employee directors.

We believe Equity Awards create performance incentives and align the interests of the Named Executives with the interests of stockholders because the value of an Equity Award increases or decreases in conjunction with the Company’s stock price, thereby focusing the Named Executives on achieving long-term Company growth and profitability. RSUs are also a retention tool that provides compensation to the Named Executives because, despite the volatility of our stock price, a given number of shares are awarded pursuant to an RSU irrespective of the price of the underlying stock. Both RSUs and SARs minimize the dilutive effects of our equity award program compared to traditional stock options. In the case of RSUs, this is accomplished by granting a smaller number of RSUs compared to stock options because the grant-date fair value of an RSU is generally greater than that of a stock option. In the case of SARs, this is accomplished by awarding shares on the exercise of a SAR only for the appreciation from the strike price, whereas a stock option results in the issuance of a whole share on exercise.

When determining the number of Equity Awards to be granted to each Named Executive, the Compensation Committee analyzes factors related to each Named Executive, including:

•	Total Equity Awards previously granted over the Named Executive’s term of employment;
•	The value of the proposed Equity Award;
•	The value of existing Equity Award holdings at the stock price in effect at the time of analysis and at various hypothetical price points;
•	The value of Equity Awards previously exercised or vested; and
•	The total compensation package of the Named Executive.

For purposes of internal equity, we apply the same guidelines when determining grants of Equity Awards to Named Executives as are applied to grants of Equity Awards to other executives at the same level within the Company. However, the amount of Equity Awards granted to a particular Named Executive may differ from other Named Executives and executives at the same level, because grants of Equity Awards are impacted by each Named Executive’s experience in his or her position, accomplishment of strategic goals, performance within his or her position over time, subjective assessment of individual performance and contribution to the Company, retention objectives and competitive issues. The size of an Equity Award in any one year is not directly related to a Named Executive’s performance in that year due to the nature of equity as a long-term incentive and QAD’s goal of providing Named Executives with long-term alignment with our strategic goals.

Broad-Based Employee Benefits Programs

The Named Executives are covered by our employee benefit programs that are applicable to all employees. These programs include health, dental, vision, disability and life insurance, health care and dependent care savings accounts, limited health club membership reimbursement, paid time off and Company contributions to a 401(k) plan. Benefits are provided to all employees in accordance with federal and state regulatory requirements and practices within the marketplace and are a necessary element of compensation in attracting, acquiring and retaining talented employees.

Change in Control Agreements and Executive Termination Policy

The Compensation Committee believes that change in control (“CIC”) agreements that provide acceleration of Equity Awards and severance compensation protection following a change in control assist the Company in attracting and retaining qualified executives, minimize the distraction caused by a potential transaction, serve as a reward for completing a strategic transaction that is determined to be in the best interest of our stockholders and reduce the risk that key executive talent will leave the Company before such a transaction is finalized. Therefore, the Compensation Committee has adopted a policy governing the terms of CIC agreements for certain employees. Pursuant to the policy, the terms, but not the payment amounts, of CIC agreements for Named Executives as approved by the Compensation Committee are substantially the same, each providing cash severance, accelerated vesting of certain previously granted, unvested, equity-based compensation and cash payments in lieu of continuation of benefits coverage. The CIC agreements provide a gross up for any excise taxes that the Named Executives may incur under Section 4999 of the Internal Revenue Code if the amounts they receive constitute “excess parachute payments.” CIC agreements are not considered as part of the annual compensation for Named Executives, and thus do not impact decisions made with respect to Base Salary, Cash Bonus and Equity Awards. CIC agreements include benefit amounts based on prior outside research and comparative data used by the Company to determine that its CIC agreements are market competitive. The Compensation Committee has approved CIC agreements with Mr. Lopker, Ms. Lopker and Mr. Lender. Other than increases to Mr. Lopker’s payments that are carried over from his pre-existing CIC agreement, these CIC agreements reflect current policy. Mr. Chilton and Ms. Bellamy did not have CIC agreements during fiscal year 2018.

CIC agreements for the applicable Named Executives provide that 50% of the previously granted, unvested, equity-based compensation for each Named Executive vests immediately upon a change in control. The remaining unvested Equity Awards vest upon the first anniversary date of the change in control, provided the Named Executive remains employed by the Company as of that date. For all other CIC benefits, the CIC agreements for the Named Executives are “double trigger” agreements, meaning that the payment of cash severance, accelerated vesting of the remaining 50% of the previously granted, unvested, equity-based compensation prior to the first anniversary date of the change in control and cash in lieu of continuation of benefits require both a “change in control” of the Company and the termination of a Named Executive’s employment by the Company, actually or constructively, without “cause” within 18 months following a change in control. The terms “change in control” and “cause” are defined in the CIC agreements. Upon occurrence of the double trigger, the CIC agreements provide for the following:

•

A lump sum payment equal to 24 or 18, as applicable, months times the base monthly salary of the Named Executive at the greater of: (a) the rate in effect at the time of the change in control or (b) the rate in effect at the time of termination during the 18 months following the change in control;

•

A lump sum payment equal to 2.0 or 1.5, as applicable, times the greater of: (a) the average annual bonus paid in the 24 months prior to termination of employment or (b) the target bonus for the year of such termination of employment;

•	Immediate vesting of any unvested equity compensation; and

•

A cash payment equivalent to the present value of the projected cost of continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, and 401(k) matching payments for a period of 24 or 18, as applicable, months following termination, plus an amount equal to the portion of the Named Executive’s unvested 401(k) account balance that would vest if the Named Executive had 24 or 18, as applicable, additional months of service for vesting purposes under our 401(k) plan.

The following table reflects the elements contained in each Named Executive’s CIC agreement:

Name	Months of Base Pay	x Bonus	Vesting of Equity Awards	Cash for Months of Benefits
Karl F. Lopker	24	2.0	Yes	24
Pamela M. Lopker	18	1.5	Yes	18
Daniel Lender	18	1.5	Yes	18

For reasons similar to those supporting the adoption of CIC agreements, QAD has an executive termination policy under which certain senior executives with at least six months of service and as approved by the Compensation Committee are eligible to receive lump sum payments equal to six months of Base Salary and six months of healthcare continuation coverage premiums following an involuntary termination of employment without cause that is not covered by a CIC agreement. Mr. Lopker, Ms. Lopker and Mr. Lender are covered by the standard terms of the executive termination policy. However, as part of his employment arrangement, Mr. Lender may receive twelve months of base salary, rather than six months of base salary and six months of benefits under the executive termination policy, upon termination without cause. Mr. Chilton and Ms. Bellamy were not covered by the executive termination policy during fiscal year 2018.

Administrative Policies and Practices

In administering our compensation programs, including the compensation program for the Named Executives, the Compensation Committee typically meets at least four times during each year on the day of regularly scheduled Board of Director meetings. At the end of each such Compensation Committee meeting, the Compensation Committee meets in executive session in order to discuss executive compensation matters outside of the presence of management personnel and members of the Board who are not on the Compensation Committee. The Compensation Committee also meets telephonically to discuss extraordinary items, such as the hiring or termination of a Named Executive. The Compensation Committee members regularly confer with our Chief People Officer on matters regarding the compensation of the Named Executives and other key employees.

The Chief People Officer is the primary contact between management and the Compensation Committee. Each quarter, the Chief People Officer presents reports to the Compensation Committee, including information on the top 25 most highly compensated employees, a 401(k) plan update and the status of any recruitment of senior management. Other directors may be invited to Compensation Committee meetings as may be certain employees, including the CEO, the President and the Chief Financial Officer.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the annual corporate deduction for compensation paid to Named Executives to $1 million per individual, other than the Chief Financial Officer who is not a covered employee under Section 162(m) for our 2018 fiscal year. Certain incentive compensation meeting the requirements to be considered “performance-based” for purposes of Section 162(m) has been exempt from this $1 million limit. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such compensation as performance-based compensation exempt from the deduction limits of Section 162(m).

However, recent U.S. tax legislation added the Chief Financial Officer as a covered employee and eliminated the "performance-based" exception, limiting the maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any Named Executive covered by Section 162(m) of the Code to $1 million per individual. These new rules are effective starting in fiscal year 2019 for QAD, except that certain equity awards that we granted on or before November 2, 2017 may still be able qualify as performance-based compensation. Beginning in fiscal 2019, if the aggregate amount of any covered Named Executive’s salary, bonus, amount realized from SAR exercises and vesting of RSUs or other equity awards, and certain other compensation amounts that are recognized as taxable income by the Named Executive exceeds $1 million in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1 million in that year.

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain executive talent while taking into account the deductibility of compensation payments. However, the Compensation Committee has deemed it desirable to retain flexibility in rewarding senior management with compensation subject to the deduction limits of Section 162(m) (including performance-based compensation in fiscal 2019 and later years) that could exceed the $1 million limitation on deductible compensation. Therefore, any such compensation in excess of the $1 million limitation on deductible compensation will not be deductible by the Company. No Named Executive received compensation in fiscal year 2018 that was subject to and exceeded the Section 162(m) limitation.

The Company’s compensation and termination arrangements are intended to qualify for exemption under, or satisfy the requirements of, the rules and regulations relating to nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Karl F. Lopker	2018	332,886	—	—	1,821,306	458,409	8,124	2,620,725
Chief Executive Officer and	2017	323,190	—	—	1,031,003	322,526	8,300	1,685,019
Director	2016	323,190	—	—	1,653,733	236,381	8,330	2,221,634

Pamela M. Lopker	2018	332,886	—	—	1,821,306	458,409	8,124	2,620,725
President and Chairman	2017	323,190	—	—	1,031,003	322,526	8,310	1,685,029
of the Board	2016	323,190	—	—	1,653,733	236,381	8,330	2,221,634

Daniel Lender	2018	483,549	—	773,688	—	399,530	8,135	1,664,902
Executive Vice President and	2017	469,465	—	460,250	—	281,101	8,344	1,219,160
Chief Financial Officer	2016	455,791	—	685,138	—	210,274	8,352	1,359,555

Anton Chilton	2018	344,667	—	535,950	—	332,890	8,165	1,221,672
Executive Vice President,	2017	341,829	—	92,050	—	201,599	8,350	643,828
Global Services	2016	331,873	—	177,088	—	150,119	8,341	667,421

Kara L. Bellamy	2018	278,734	—	154,738	—	140,315	8,133	581.920
Senior Vice President, Corporate	2017	265,461	—	92,050	—	112,436	8,342	478,289
Controller and Chief Accounting Officer	2016	252,820	—	126,283	—	102,350	8,437	489,890

(1)	Discretionary cash bonus.

(2)

The amounts in this column represent the aggregate grant date fair value of RSUs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these stock awards are set forth in Note 5, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 16, 2018, These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, or the sale of the Common Stock underlying such awards.

(3)

The amounts in this column represent the aggregate grant date fair value of SARs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these SAR grants are set forth in Note 5, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 16, 2018. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the exercise of SARs, or the sale of the Common Stock underlying such awards.

(4)	The amounts in this column represent payments based on Company financial results and individual performance under our Cash Bonus program described above.

(5)	All Other Compensation includes employer matching contributions under the 401(k) plan, the cost of employer-paid life insurance and miscellaneous payments.

Grants of Plan-Based Awards during Fiscal Year 2018

The following table shows information about the non-equity incentive awards, SARs and RSUs that are reflected in the Summary Compensation Table for fiscal year 2018 and that were granted to the Named Executives either during or with respect to services rendered in fiscal year 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock	All Other SAR
Name	Grant Date of Equity Awards	Threshold ($)	Target ($)	Maximum ($)(7)	Awards: Number of Shares of Stock or Units (#)	Awards: Number of Securities Underlying Awards (#)		Exercise or Base Price of Equity Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(8)
Karl F. Lopker	06/13/2017	—			—	190,000	(9)	31.65	1,821,306

		166,443	332,886(2)	982,679
Pamela M. Lopker	06/13/2017	—			—	190,000	(9)	31.65	1,821,306
		166,443	332,886(3)	982,679
Daniel Lender	06/13/2017	—			25,000	—		—	773,688
		145,065	290,129(4)	856,462
Anton Chilton	03/07/2017	—			20,000	—		—	535,950
		122,200	244,400(5)	721,469
Kara L. Bellamy	06/13/2017	—			5,000	—		—	154,738
		58,534	117,068(6)	345,586

(1)

Reflects threshold, target and maximum dollar amounts payable related to the Cash Bonus component of the Named Executives’ compensation during fiscal year 2018, as described in “Compensation Discussion and Analysis — Elements of the Executive Compensation Program.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if individual and corporate Cash Bonus achievements reached 100%; and “Maximum” refers to the maximum payout possible.

(2)	Actual bonus amount paid was $458,409.

(3)	Actual bonus amount paid was $458,409.

(4)	Actual bonus amount paid was $399,530.

(5)	Actual bonus amount paid was $332,890.

(6)	Actual bonus amount paid was $140,315.

(7)

Maximum represents each Named Executive’s bonus percentage times (a) 70% for the corporate financial target which may be increased up to a ceiling of 300% and the Customer Satisfaction Multiplier maximum of 120% plus (b) 30% for the individual performance goals which may be increased up to a ceiling of 120% and the Customer Satisfaction Multiplier maximum of 120%. The ceilings can be exceeded for a Named Executive upon approval of the Compensation Committee.

(8)

The amounts in this column represent the aggregate grant date fair value of Equity Awards granted during fiscal year 2018 presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these Equity Awards are set forth in Note 5, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 16, 2018. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, the exercise of stock options or SARs, or the sale of the common stock underlying such awards.

(9)	Represents Class A SAR awards.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table contains information concerning outstanding SARs and RSUs for each of the Named Executives as of January 31, 2018.

	SAR Awards					Stock Awards
Name	SAR Grant Date (1)	Number of Securities Underlying Unexercised Awards That Have Vested (#)(2)	Number of Securities Underlying Unexercised Awards That Have Not Vested (#)(3)	Awards Exercise Price ($)	Awards Expiration Date	Stock Award Grant Date (1)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(5)
Karl F. Lopker	06/01/2010	150,000	—	8.96	06/01/2018
	12/13/2011	150,000	—	10.56	12/13/2019
	06/12/2012	160,000	—	12.85	06/12/2020
	07/31/2012	30,000	—	13.35	07/31/2020
	06/11/2013	160,000	—	11.81	06/11/2021
	06/11/2013	30,000	—	10.50	06/11/2021
	06/11/2014	120,000	40,000	22.18	06/11/2022
	06/11/2014	22,500	7,500	18.80	06/11/2022
	06/09/2015	80,000	80,000	26.11	06/09/2023
	06/09/2015	15,000	15,000	21.25	06/09/2023
	06/14/2016	40,000	120,000	19.12	06/14/2024
	06/14/2016	7,500	22,500	16.07	06/14/2024
	06/13/2017	—	190,000	31.65	06/13/2025

Pamela M. Lopker	06/01/2010	150,000	—	8.96	06/01/2018
	12/13/2011	150,000	—	10.56	12/13/2019
	06/12/2012	160,000	—	12.85	06/12/2020
	07/31/2012	30,000	—	13.35	07/31/2020
	06/11/2013	160,000	—	11.81	06/11/2021
	06/11/2013	30,000	—	10.50	06/11/2021
	06/11/2014	120,000	40,000	22.18	06/11/2022
	06/11/2014	22,500	7,500	18.80	06/11/2022
	06/09/2015	80,000	80,000	26.11	06/09/2023
	06/09/2015	15,000	15,000	21.25	06/09/2023
	06/14/2016	40,000	120,000	19.12	06/14/2024
	06/14/2016	7,500	22,500	16.07	06/14/2024
	06/13/2017	—	190,000	31.65	06/13/2025

Daniel Lender						06/11/2014	6,250	269,375
						06/09/2015	12,500	538,750
						06/14/2016	18,750	808,125
						06/13/2017	25,000	1,077,500

Anton Chilton	06/07/2011	3,375	—	9.95	06/07/2019	06/11/2014	1,250	53,875
	06/12/2012	7,500	—	12.85	06/12/2020	06/09/2015	2,500	107,750
	06/11/2013	7,500	—	11.81	06/11/2021	06/14/2016	3,750	161,625
						03/07/2017	20,000	862,000

Kara L. Bellamy	06/11/2013	1,125	—	11.81	06/11/2021	06/11/2014	750	32,325
						10/08/2014	500	21,550
						06/09/2015	1,500	64,650
						06/14/2016	3,750	161,625
						06/13/2017	5,000	215,500

(1)

Each grant vests in four equal installments commencing on the first anniversary of the grant date and annually thereafter. Unvested awards reflected in the above table vest in equal installments over the remaining annual vesting dates occurring after January 31, 2018.

(2)

Of Mr. Lopker’s total of 965,000 SAR awards that have vested, 830,000 are for Class A common stock and 135,000 are for Class B common stock. Of Ms. Lopker’s total of 965,000 SAR awards that have vested, 830,000 are for Class A common Stock and 135,000 are for Class B common stock. Of Mr. Chilton’s total of 18,375 SAR awards that have vested, 18,375 are for Class A common stock. Of Ms. Bellamy’s total of 1,125 SAR awards that have vested, 1,125 are for Class A common stock.

(3)

Of Mr. Lopker’s total of 475,000 SAR awards that have not vested, 430,000 are for Class A common stock and 45,000 are for Class B common stock. Of Ms. Lopker’s total of 475,000 SAR awards that have not vested, 430,000 are for Class A common stock and 45,000 are for Class B common stock.

(4)	All are RSUs for Class A common stock.
(5)

The market value of unvested RSUs is determined by multiplying the closing market price of the Company’s common stock on January 31, 2018 by the number of RSU shares that have not vested. The closing market price of the Company’s Class A common stock at January 31, 2018 was $43.10.

SAR Exercises and RSUs Vested During Fiscal Year 2018

The table below sets forth information concerning the exercise and vesting of Equity Awards for each Named Executive during fiscal year 2018.

	RSUs Vested (1)			SAR Exercises (6)
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(5)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(7)
Karl F. Lopker	—		—	—	—
Pamela M. Lopker	—		—	—	—
Daniel Lender	25,000	(2)	796,250	—	—
Anton Chilton	4,375	(3)	139,250	—	—
Kara L. Bellamy	3,625	(4)	117,400	—	—

(1)	Table shows activity for Class A RSUs. No Class B RSUs vested during the fiscal year.
(2)	25,000 shares released, 9,392 shares surrendered for taxes, 15,608 shares net acquisition.
(3)	4,375 shares released, 1,641 shares surrendered for taxes, 2,734 shares net acquisition.
(4)	3,625 shares released, 1,358 shares surrendered for taxes, 2,267 shares net acquisition.
(5)	Value represents market value at vest date.
(6)	Table shows activity for SARs. No Class A or Class B SAR exercises during the fiscal year.
(7)	Value represents market value at exercise less the exercise price.

Potential Payments upon Termination or Change in Control

The Company has adopted an Executive Termination Policy under which certain senior executives are eligible for termination benefits in the event the Company terminates their employment without cause, other than relating to a change in control. Other than these termination benefits and the CIC arrangements as described in the Compensation Discussion and Analysis section under “Change in Control Agreements and Executive Termination Policy,” the Company has no plans or arrangements in respect of remuneration that may be received by the Named Executives to compensate such officers in the event of termination of employment or a change of responsibilities following a change in control, where the value of such compensation exceeds $10,000 per Named Executive.

The following table reflects the amounts that would be paid if a termination without cause and/or a change in control had occurred on January 31, 2018.

			Termination Upon Change in Control
Name	Termination Without Cause Unrelated to a Change in Control ($)	Change in Control w/o Termination 50% Vesting of Equity Compensation ($)	18 – 24 Months Times Base Salary ($)	Vesting of Unvested Equity Compensation ($)	1.5 – 2 Times Bonus ($)	18 – 24 Months of Benefits ($)	Total ($)(1)
Karl F. Lopker	166,691	3,960,663	665,772	7,921,325	780,935	17,492	9,385,524
Pamela M. Lopker	177,621	3,690,663	499,329	7,931,325	585,701	45,908	9,062,263
Daniel Lender	483,549	1,346,875	725,324	2,693,750	510,473	62,400	3,991,947

(1)

The amounts set forth above do not include any gross up for excise taxes that these Named Executives may incur under Section 4999 of the Internal Revenue Code, which gross up would be payable to these Named Executives under their CIC agreements if the amounts they receive were to constitute “excess parachute payments.” The amounts of such gross up payments, if any, are not determinable at this time.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information for our last completed fiscal year:

●

We determined that our Chief Executive Officer's annual total compensation for the fiscal year ended January 31, 2018 was $2,620,725, the amount reported in the "Total" column of our Summary Compensation Table.

●

After identifying the median employee, we totaled all of the elements of the median employee's annual total compensation for fiscal year 2018 in accordance with the requirements of the applicable SEC rules, using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. We determined that the median employee's annual total compensation for the fiscal year ended January 31, 2018 was $75,530.

Based on this information, for our fiscal year ended January 31, 2018 the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee was 35 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules, as described below:

To identify our median employee, we took the following steps:

●	We selected January 31, 2018 (the last day of our 2018 fiscal year) as the date on which to determine our median employee.
●	As of that date, QAD had approximately 1,880 employees, including full-time and part-time employees, temporary employees and interns. We do not have seasonal employees.
●

We determined the amount of target annual base salary plus target annual bonuses and target annual commissions for each employee. We believe these pay elements generally are consistent with our employees’ relative total compensation and are appropriate for determining our median employee because it is impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce and the actual achievement of the variable portion of compensation can vary widely from year to year.

●	Any compensation paid in foreign currencies was converted to U.S. dollars based on the January 31, 2018 exchange rate.
●	We did not make any cost of living adjustments or exclude any foreign jurisdictions.
●	All employees, except for our Chief Executive Officer, were ranked from lowest to highest with the median employee determined from this list.

We believe that our pay ratio as presented above is a reasonable estimate calculated in a manner consistent with Item 402(u). Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio we are reporting may not be comparable to the pay ratio reported by other companies.

REPORT OF AUDIT COMMITTEE

Charter

The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter which is available on the Investor Relations section of the QAD Internet site at www.qad.com.

Meetings

During fiscal year 2018, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team, the Company’s internal audit director and the lead audit partner of the Company’s independent registered public accounting firm. The Audit Committee’s agenda was established by the Chairman of the Audit Committee. At each of its regularly scheduled meetings, the Audit Committee had separate private sessions with the Company’s independent registered public accounting firm during which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.

Audit Committee Report

The Board annually reviews the NASDAQ Stock Market listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that each of Dr. van Cuylenburg, Mr. Roberts, and Mr. Adelson is an “audit committee financial expert” as defined by the SEC and the National Association of Securities Dealers rules.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes. The Audit Committee also oversees the Company’s Compliance Committee. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control of financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform to accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting.

The Audit Committee appointed KPMG LLP (“KPMG”) to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the fiscal year ended January 31, 2018.

During the fiscal year ended January 31, 2018, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. Among other actions, the Audit Committee:

•

Reviewed and discussed the Company’s quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC with management and the independent registered public accounting firm;

•	Reviewed and discussed the Company’s audited financial statements with management;
•

Reviewed and discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ opinion about the effectiveness of the Company’s internal control over financial reporting with management, the independent registered public accounting firm and the internal auditor;

•	Reviewed and discussed the audit scope and plan with the independent registered public accounting firm, management and the internal auditor;
•	Met in periodic executive sessions with each of the independent registered public accounting firm, management and the internal auditor; and
•	Reviewed and discussed the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees” with KPMG.

Auditor Independence

The Audit Committee recognizes the importance of maintaining the independence of our independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the independent auditors’ qualifications, performance and independence, including that of the lead audit partner. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Audit Committee has concluded that provision of the non-audit services described below under “Principal Accounting Fees and Services” is compatible with maintaining the independence of the independent auditor. The Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Independence Rule 3526 and has discussed with the independent registered public accounting firm its independence from management and the Company.

Audit Committee Recommendation

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended January 31, 2018 be accepted and included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 filed with the SEC on April 16, 2018.

Submitted by:	Peter R. van Cuylenburg, Chairman
Lee D. Roberts
Scott J. Adelson

The Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference in such filing.

AUDITOR INFORMATION

Principal Accounting Fees and Services

The fees billed or expected to be billed by KPMG for professional services rendered to the Company during fiscal year 2018 and fiscal year 2017 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by KPMG to the Company did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described below. KPMG has served as our independent accountant for over ten years.

The fees billed or expected to be billed by KPMG for fiscal years 2018 and 2017 for services rendered to the Company were as follows:

	Fiscal Year 2018	Fiscal Year 2017
	(In thousands)
Audit fees	$1,435	$1,356
Audit-related fees	39	10
Tax fees	—	—
All other fees	—	—
Total fees	$1,474	$1,366

Audit Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended January 31, 2018 and 2017, the reviews of the financial statements including the Company Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings and engagements for such fiscal years. Audit fees also represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the effectiveness of internal control over financial reporting for the fiscal years ended January 31, 2018 and 2017.

Audit-Related Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements for fiscal years 2018 and 2017 (but which are not included under “Audit Fees” above). Audit-related fees consist principally of certain agreed-upon procedures engagements.

Audit Committee Pre-Approval Policy. The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000 and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders or any member of the immediate family of the foregoing persons has, had or will have a direct or indirect material interest.

Policies and Procedures for Review and Approval of Related Party Transactions

The Board of Directors has adopted a Related Party Transaction Policy (the “RPT Policy”), which supplements the conflict of interest provisions in our Code of Business Conduct. The RPT Policy covers any transaction, arrangement or relationship in which QAD, including any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect interest. The RPT Policy requires that such transactions be reported to the Audit Committee. The Audit Committee is authorized to approve, or ratify, such a transaction (i) in accordance with guidelines set forth in the RPT Policy and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Alternatively, a transaction may be approved by a majority of disinterested members of the Board.

Our Code of Business Conduct applies to all of our directors, officers and employees. It outlines the principles, policies and values that govern the activities of the Company as well as our policy on conflicts of interest. A conflict of interest exists any time directors, officers or employees face a choice between what is in their personal interest, financial or otherwise, and the interests of the Company. A conflict of interest also exists when a director, officer or employee takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of the Company. It is specifically required by our Code of Business Conduct that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (ii) refrain from undertaking certain delineated actions that give rise to actual or perceived conflicts of interest. In addition, we require our directors and Named Executives to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file reports with the SEC regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on our review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were timely complied with during fiscal year 2018 except that (1) on March 14, 2018, a Form 5 was filed on behalf of Mr. Chilton reporting the sale of 3,500 shares of QADA that occurred on June 12, 2017 and (2) on March 16, 2018, a Form 5 was filed on behalf of Ms. Lopker and Mr. Lopker reporting the sale of 2,050 shares of QADA from the Lopker Family 1997 Charitable Remainder Trust that occurred on December 27, 2017.

Delivery of Documents to Stockholders Sharing an Address

The SEC has approved a rule concerning the delivery of Notices and proxy materials. It allows us, with your permission, to deliver a single set of these documents to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate Notice. This procedure, referred to as householding, reduces the volume of duplicate information you receive and our expenses.

A number of brokerage firms have instituted householding. If your family has multiple QAD accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions or wish to revoke your decision to household. These options are available to you at any time. To request additional copies of the proxy statement or annual report, please contact QAD as described above under “Annual Report” or contact your broker directly.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in QAD’s Proxy Materials. If you wish to submit a proposal to be included in the proxy statement for our 2019 Annual Meeting, we must receive it in a form which complies with the applicable securities laws, on or before January 2, 2019. Please address your proposals to: QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. In accordance with our Bylaws, for any matter to be properly considered before our 2019 Annual Meeting, including nomination of directors, such matter must be submitted to us prior to January 2, 2019 and in a format which complies with the provisions set forth in our bylaws. In the event next year’s Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, to be timely, stockholder notices must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by QAD. In addition, in the event a stockholder proposal is not submitted to us prior to March 18, 2019, the proxy to be solicited by the Board of Directors for the 2019 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2019 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting. Notices of intention to present proposals at the 2019 Annual Meeting should be addressed to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. QAD reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. On request, the Corporate Secretary will provide detailed instructions for submitting proposals.

QAD INC.
ATTN: BETTY WEINERT
10,000 MIDLANTIC DRIVE
SUITE 100 WEST
MOUNT LAUREL, NJ 08054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E46757-P05369 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QAD INC.

The Board of Directors recommends you vote for the following Nominees:

1. Election of Directors	For	Withhold
a. Karl F. Lopker	☐	☐
b. Pamela M. Lopker	☐	☐
c. Scott J. Adelson	☐	☐
d. Lee D. Roberts	☐	☐
e. Peter R. van Cuylenburg	☐	☐

The Board of Directors recommends you vote for Proposal 2.

	For	Against	Abstain
2. Advisory vote to approve the compensation paid to our Named Executives.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ADMITTANCE PASS
2018 ANNUAL MEETING OF STOCKHOLDERS
QAD INC.
Monday, June 11, 2018
8:00 a.m., local time
100 Innovation Place
Santa Barbara, California

E46758-P05369

QAD INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2018 Annual Meeting of Stockholders

You are cordially invited to attend the Annual Meeting of Stockholders of QAD Inc. on Monday, June 11, 2018, at 100 Innovation Place, Santa Barbara, California. The meeting will begin at 8:00 a.m., local time. Admission is limited to stockholders and guests of QAD. This ticket will admit you and should be presented at the meeting to expedite registration. To avoid delays, please arrive early and present this ticket.

The stockholder(s) hereby appoint(s) Karl F. Lopker and Pamela M. Lopker, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of QAD INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time on Monday, June 11, 2018, at 100 Innovation Place, Santa Barbara, CA, and any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side